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                                                                    EXHIBIT 11.1



                                  IOMED, INC.



                STATEMENTS RE COMPUTATION OF EARNINGS PER SHARE



                                                                                   THREE MONTHS ENDED
                                            YEAR ENDED JUNE 30,                       SEPTEMBER 30,
                                -------------------------------------------     -------------------------
                                   1995            1996            1997            1996           1997
                                -----------     ----------     ------------     ----------
Average shares outstanding*...    2,037,675      2,629,619        3,109,423      3,066,077      3,134,392
Dilutive common stock
  equivalents:
  Conversion of preferred
     stock....................           --        224,819               --         63,464             --
  Conversion of convertible
     debt.....................           --        239,071               --             --             --
  Exercise of options and
     warrants.................           --         76,655               --         99,839             --
SAB 83 Shares.................       52,332         52,332           30,631         52,332         15,130
                                 ----------     ----------      -----------     ----------     ----------
     Total shares.............    2,090,007      3,222,496        3,140,054      3,281,712      3,149,522
                                 ==========     ==========      ===========     ==========     ==========
Net income (loss).............  $  (659,000)    $1,743,000     $(14,038,000)    $  467,000     $  (36,000)
                                 ==========     ==========      ===========     ==========     ==========
Earnings (loss) per share.....  $      (.32)    $      .54     $      (4.47)    $      .14     $    (0.01)
                                 ==========     ==========      ===========     ==========     ==========


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* Share and per share amounts have been retroactively adjusted to reflect the
  1-for-4 8/10 reverse stock split effected on November 7, 1997.


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